Exhibit 99.B(d)(13)(iii)

January 1, 2008

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when ING Oppenheimer Strategic Income Portfolio (the “Portfolio”), a series of ING Partners, Inc., managed by Directed Services LLC (“DSL”) and sub-advised by OppenheimerFunds, Inc. (“Oppenheimer”), invests in Oppenheimer Master Loan Fund, LLC (the “Underlying Fund”), DSL will waive its fees with respect to the Portfolio’s assets invested in the Underlying Fund.  The waiver will be equal to the advisory fee, received by Oppenheimer from the Underlying Fund attributable to Oppenheimer’s management of Portfolio assets that are invested in the Underlying Fund.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	Directed Services LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com